Exhibit 16.1

December 13, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:          TorreyPines Therapeutics, Inc. (formerly Axonyx, Inc.)

We have read the statements that we understand TorreyPines Therapeutics, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of accountants.  We agree with such statements made regarding our firm.  We have no basis to agree or disagree with other statements made under Item 4.01.

/s/ Eisner LLP

Eisner LLP